City of Buenos Aires, February 12, 2026 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. A3 Mercados S.A. (A3) Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, I hereby address you in my capacity as Investor Relations Officer of Loma Negra Compañía Industrial Argentina S.A. (the “Issuer” and/or “Loma Negra,” indistinctly), with registered offices at Boulevard Cecilia Grierson 355, 4th floor, City of Buenos Aires, Republic of Argentina, in its capacity as an issuer under the global program for the issuance of negotiable bonds (not convertible into shares) for a nominal value of up to US$ 500,000,000 (United States Dollars five hundred million) (or its equivalent in other currencies) (the “Program”), for the purpose of informing you as follows: In connection with the issuance of the Class 6 negotiable bonds, issued by Loma Negra on January 23, 2026 at a fixed annual nominal interest rate of 6.50% and maturing on January 23, 2029 (the “Class 6 Negotiable Bonds”), the Issuer received, as in-kind subscription payment, Class 3 negotiable bonds issued by Loma Negra on September 11, 2023, at a fixed annual nominal interest rate of 7.49% maturing on March 11, 2026 (the “Class 3 Negotiable Bonds”), for a nominal value of US$2,844,941. In this regard, Loma Negra hereby informs that a partial cancellation of its Class 3 Negotiable Bonds will be carried out, leaving a nominal value of US$40,288,642 outstanding. Sincerely, ______________________ Marcos Isabelino Gradin Investor Relations Officer